Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

ZEEKR Intelligent Technology Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0002 per share	Rule 457(a)	40,250,000	US$2.1	US$84,525,000	0.00014760	US$12,475.89
	Total Offering Amount					US$84,525,000		US$12,475.89
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							US$12,475.89

(1)	Represents only the additional number of the Registrant’s ordinary shares represented by ADSs being registered, including the Registrant’s ordinary shares represented by ADSs which the underwriters have the option to purchase to cover over-allotment. Does not include the ordinary shares that the Registrant previously registered on the Registration Statement on Form F-1, as amended (File No. 333-275427) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 9, 2024.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)	The Registrant previously registered 201,250,000 ordinary shares represented by ADSs on the Registration Statement. In accordance with Rule 462(b) under the Securities Act, an additional amount of ordinary shares having the proposed maximum aggregate offering price of $84,525,000 is hereby registered, which includes the Registrant’s ordinary shares represented by ADSs which the underwriters have the option to purchase to cover over-allotment.